As filed with the Securities and Exchange Commission on November 13, 2020
Registration Nos. 333-244371
333-226877
333-220089
333-215386
333-206300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
(File No. 333-244371)
(File No. 333-226877)
(File No. 333-220089)
(File No. 333-215386)
(File No. 333-206300)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIO GENE THERAPIES INC.
(Exact name of registrant as specified in its charter)

Delaware	85-3863315
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
11 Times Square, 33rd Floor New York, NY	10036
(Address of principal executive office)	(Zip Code)
Sio Gene Therapies Inc. Amended and Restated 2015 Equity Incentive Plan
(Full title of the plans)
Corporation Service Company
251 Little Falls Drive
Wilmington, DE 19808
(866) 846-8765
(Name, address and telephone number, including area code, of agent for service)
Copies to:

John T. McKenna Alison A. Haggerty	David Nassif Principal Financial Officer
Cooley LLP 3175 Hanover Street Palo Alto, CA 94303 (650) 843-5000	Sio Gene Therapies Inc. 11 Times Square, 33rd Floor New York, NY 10018 (877) 746-4891

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statements (as defined below) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Sio Gene Therapies Inc., a Delaware corporation (the “Company”), as the successor to Axovant Gene Therapies Ltd., a Bermuda exempted company (“Axovant”). Effective November 12, 2020, Axovant changed its jurisdiction of incorporation from Bermuda to the State of Delaware (the “Domestication”) and changed its legal name to Sio Gene Therapies Inc. This Post-Effective Amendment No. 1 pertains to the adoption by the Company of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-244371; (ii) Registration No. 333-226877; (iii) Registration No. 333-220089; (iv) Registration No. 333-215386; and (v) Registration No. 333-206300. The Company hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment No. 1 does not reflect any increase in the number of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable pursuant to the plan listed on the cover page hereof above the numbers previously approved and disclosed.
For the purposes of this Amendment and the Registration Statements, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Axovant and, as of any time after the Domestication, Sio Gene Therapies Inc. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure.
We previously operated as an exempted company incorporated under the laws of Bermuda. Effective November 12, 2020, we discontinued our existence as a Bermuda exempted company as provided under Sections 132G and 132H of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued our existence under the DGCL as a corporation incorporated in the State of Delaware. Our consolidated business, operations, assets and liabilities are the same upon effectiveness of the Domestication as they were prior to the Domestication. The fiscal year end of the Company following the Domestication remains at March 31. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of Axovant immediately prior to the Domestication.
The Company’s Common Stock continues to be listed for trading on The Nasdaq Global Select Market under the new ticker symbol “SIOX”.
Upon effectiveness of the Domestication, each outstanding common share of Axovant was automatically converted by operation of law, on a one-for-one basis, into a share of Common Stock of the Company. Consequently, each holder of an Axovant common share immediately prior to the Domestication now holds a share of Common Stock of the Company representing the same proportional equity interest in the Company as that shareholder held in Axovant and representing the same class of shares. The number of shares of Common Stock outstanding immediately after the Domestication was the same as the number of common shares of Axovant outstanding immediately prior to the Domestication.
In connection with the Domestication, the Company amended and restated the Axovant 2015 Equity Incentive Plan, as amended, to expressly adopt it as its own and to reflect the completion of the Domestication by adopting the Sio Gene Therapies Inc. Amended and Restated 2015 Equity Incentive Plan (the “Amended Plan”). The Amended Plan is filed as an exhibit to this Amendment and is hereby incorporated by reference into this Amendment.
The rights of holders of Common Stock are now governed by the Company’s certificate of incorporation, its bylaws and the Delaware General Corporation Law, each of which is described in the Company’s Form 8-K12G3, dated November 12, 2020.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information And Employee Plan Annual Information.*

*    As permitted by Rule 428 under the Securities Act, this Amendment to the Registration Statements omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Amendment to the Registration Statements as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Amendment or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation Of Documents By Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:
(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the Commission on June 10, 2020.
(b)    The Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, filed with the Commission on August 11, 2020.
(c)    The Company’s Quarterly Report on Form 10-Q for the three and six-months ended September 30, 2020, filed with the Commission on November 13, 2020.
(d)    The Company’s Current Reports on Form 8-K filed with the Commission on April 20, 2020, April 24, 2020, April 29, 2020, September 28, 2020, October 2, 2020, October 6, 2020 (excluding Item 7.01 and Exhibit 99.1 thereto), October 8, 2020, October 9, 2020, October 13, 2020 and October 29, 2020 (excluding Item 7.01 and Exhibit 99.1 thereto).
(e)    The description of the Company’s Common Stock contained in Exhibit 4.2 to the Company’s Form 8-K12G3, dated November 12, 2020, including any amendment or report filed for the purpose of updating such description.
All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Amendment and prior to the filing of a post-effective amendment to the Registration Statements which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Amendment from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.
Item 4. Description Of Securities.

See the description of the Company's Common Stock contained in Exhibit 4.2 to the Company's Form 8-K12G3, dated November 12, 2020.
Item 5. Interests Of Named Experts And Counsel.

Not applicable.
Item 6. Indemnification Of Directors And Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Company’s certificate of incorporation permits indemnification of the Company’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Company’s bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Company to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Company has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Company. At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification. For purposes of the indemnification described in this paragraph, references to the Company include Axovant Gene Therapies Ltd. as incorporated under Bermuda law prior to the continuance of its existence under Delaware law (the “Domestication”) as Sio Gene Therapies Inc. Sio Gene Therapies Inc. will remain obligated on any indemnification obligations of Axovant Gene Therapies Ltd. arising prior to the Domestication
The Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Incorporated by Reference
Exhibit Number	Description	Schedule/Form	File No.	Exhibit	Filing Date
3.1	Certificate of Incorporation.	8-K12G3	001-37418	3.1	11/13/2020
3.2	Bylaws	8-K12G3	001-37418	3.2	11/13/2020
5.1*	Opinion of Cooley LLP
10.1*	Amended and Restated 2015 Equity Incentive Plan.
10.2*	Forms of Option Grant Notice and Option Agreement under the Amended and Restated 2015 Equity Incentive Plan.
10.3*	Form of Early Exercise Stock Purchase Agreement under the Amended and Restated 2015 Equity Incentive Plan.
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this post-effective amendment and the original filing of this Registration Statement).
* Filed herewith.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 13, 2020.

SIO GENE THERAPIES INC.

By:	/s/ David Nassif
David Nassif
Principal Financial and Accounting Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Pavan Cheruvu, M.D. and David Nassif, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Pavan Cheruvu	Principal Executive Officer and Director	November 13, 2020
Pavan Cheruvu, M.D.

	/s/ David Nassif	Principal Financial and Accounting Officer, General Counsel	November 13, 2020
David Nassif

	*	Chairperson	November 13, 2020
Frank Torti, M.D.

	*	Director	November 13, 2020
Atul Pande, M.D.

	*	Director	November 13, 2020
Berndt Modig

	*	Director	November 13, 2020
Senthil Sundaram

	*	Director	November 13, 2020
Eric Venker, M.D., Pharm.D.

	/s/ Kristiina Vuori	Director	November 13, 2020
Kristiina Vuori, M.D., Ph.D.

*By:	/s/ David Nassif
David Nassif
Attorney-in-fact